Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (this “Supplemental Indenture”), dated as of August 3, 2015, is entered into by and among Cyan, Inc., a Delaware corporation (the “Company”), Ciena Corporation, a Delaware corporation (“Parent Guarantor”), and U.S. Bank National Association, a national banking association, as trustee hereunder (the “Trustee”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Indenture referred to below.

RECITALS

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of December 12, 2014, as supplemented by that certain First Supplemental Indenture, dated as of April 27, 2015 (such indenture, as so supplemented and as supplemented by the Second Supplemental Indenture referred to below, the “Indenture”), relating to the issuance of the 8.0% Convertible Senior Secured Notes due 2019 (the “Notes”);

WHEREAS, the Company, Parent Guarantor and Neptune Acquisition Subsidiary, Inc. (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of May 3, 2015, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of June 2, 2015 (as amended, the “Merger Agreement), pursuant to which Merger Sub merged with and into the Company (the “First Step Merger”) and the Company survived the First Step Merger as a wholly owned subsidiary of Parent Guarantor;

WHEREAS, pursuant to Sections 10.01(c) and 14.09 of the Indenture and in connection with the First Step Merger, the Company, Parent Guarantor and the Trustee entered into that certain Second Supplemental Indenture, dated as of the date hereof (the “Second Supplemental Indenture”), which provides, among other things, (i) that the consideration received by each Holder in connection with any exercise of its right to convert all or any portion of its Notes under the Indenture into cash and/or common stock of the Company in the manner and amount contemplated in the Indenture, shall be determined by reference to the consideration provided for in the Merger Agreement and (ii) for the guarantee by Parent Guarantor of all of the obligations of the Company under the Indenture;

WHEREAS, immediately following the consummation of the First Step Merger, the Company will be merged with and into Parent Guarantor pursuant to the Merger Agreement (the “Second Step Merger”), at which time the separate corporate existence of the Company shall cease;

WHEREAS, Section 11.01 of the Indenture provides, among other things, that neither Parent Guarantor nor the Company may merge or consolidate with another Person unless (i) Parent Guarantor or the Company, as applicable, is the Person formed by or surviving such merger or consolidation or (ii) the Person (if other than Parent Guarantor or the Company, as applicable) formed by such consolidation or into which Parent Guarantor or the Company is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of Parent Guarantor’s or the Company’s properties and assets (the “Successor Person”) shall be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Successor Person expressly assumes, by a supplemental indenture and any other joinders, supplements or other agreements to the Pledge and Escrow Agreement in a form reasonably satisfactory to the Trustee, executed and delivered to the Trustee and the Escrow Agent, all of the obligations of Parent Guarantor or the Company, as applicable, under the Notes, the Indenture and the Pledge and Escrow Agreement;

WHEREAS, Parent Guarantor shall be the Person surviving the Second Step Merger and desires to expressly assume, by this supplemental indenture to be effective on the effectiveness of the Second Step Merger, all obligations of the Company under the Notes, the Indenture and the Pledge and Escrow Agreement;

WHEREAS, in accordance with Section 10.01(d) of the Indenture, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Pledge and Escrow Agreement as provided in this Supplemental Indenture without notice to, or consent of, any Holder;

WHEREAS, each of the Company, Parent Guarantor and the Trustee have duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, Parent Guarantor has furnished the Trustee with an Opinion of Counsel and an Officer’s Certificate in accordance with Sections 10.05, 11.01(d) and 19.05; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, Parent Guarantor and the Trustee and a valid amendment of, and supplement to, the Indenture, the Notes and the Pledge and Escrow Agreement have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

AGREEMENT TO ASSUME OBLIGATIONS

SECTION 1.1 Pursuant to Sections 11.01 and 11.03 of the Indenture, Parent Guarantor (i) hereby assumes all of the Company’s obligations under the Indenture, the Notes and the Pledge and Escrow Agreement, including, without limitation, the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture, the Notes and Pledge and Escrow Agreement to be performed by the Company, and to be bound as the Company by all other provisions of the Indenture, the Notes and the Pledge and Escrow Agreement and (ii) is hereby substituted for the Company with the same effect as if Parent Guarantor had been named in the Indenture, the Notes and the Pledge and Escrow Agreement as the Company.

ARTICLE 2

AMENDMENTS TO INDENTURE AND NOTES

SECTION 2.1 The definition of “Parent Guarantor” in Section 1.01 of the Indenture is hereby deleted in its entirety.

SECTION 2.2 All references to (i) “Parent Guarantor,” “Parent Guarantor or the Company,” “Parent Guarantor or the Company, as applicable,” “Parent Guarantor or the Company, as the context requires,” “Parent Guarantor or the Company, as the case may be,” and “Parent Guarantor and the Company” in the Indenture are hereby amended and replaced with “the Company” and (ii) “Parent Guarantor’s” in the Indenture are hereby amended and replaced with “the Company’s”.

SECTION 2.3 All references to “Cyan, Inc.” in the Indenture, the Face of the Notes, the Reserve of the Notes, the Notice of Conversion attached as Attachment 1 to the Indenture, the Fundamental Change Purchase Notice attached as Attachment 2 to the Indenture and the Assignment and Transfer attached as Attachment 3 to the Indenture, are hereby amended and replaced with “Ciena Corporation”.

SECTION 2.4 Section 2.02 of the Indenture is hereby amended by replacing “CYAN, INC., 1383 N. MCDOWELL BLVD., SUITE 300, PETALUMA, CA 94954, ATTENTION: GENERAL COUNSEL” with “CIENA CORPORATION, 7035 RIDGE ROAD; HANOVER, MARYLAND 21076, ATTENTION: GENERAL COUNSEL”.

SECTION 2.5 Clause (n) of Section 6.01 of the Indenture is hereby amended by replacing “any Subsidiary Guarantor or Parent Guarantor” with “any Subsidiary Guarantor” in each of the two instances therein.

SECTION 2.6 The introductory paragraph of Section 11.01 of the Indenture is hereby amended by replacing “Neither Parent Guarantor nor the Company shall consolidate with” with “The Company shall not consolidate with”.

SECTION 2.7 Clause (a)(iii) of Section 14.09 of the Indenture is hereby amended by replacing “Parent Guarantor and Parent Guarantor’s” with “the Company and the Company’s”.

SECTION 2.8 The first sentence of Section 19.03 of the Indenture is hereby amended and replaced in its entirety with the following:

“Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company with the Trustee) to Ciena Corporation, 7035 Ridge Road; Hanover, Maryland 21076, Attention: General Counsel.”

SECTION 2.9 The Face of the Notes is hereby amended by replacing “CYAN, INC., 1383 N. MCDOWELL BLVD., SUITE 300, PETALUMA, CA 94954, ATTENTION: GENERAL COUNSEL” with “CIENA CORPORATION, 7035 RIDGE ROAD; HANOVER, MARYLAND 21076, ATTENTION: GENERAL COUNSEL”.

ARTICLE 3

MISCELLANEOUS

SECTION 3.1 Effectiveness of Amendments. This Supplemental Indenture shall become effective immediately upon the consummation of the Second Step Merger. Parent Guarantor agrees to notify the Trustee in writing by electronic mail of the consummation of the Second Step Merger.

SECTION 3.2 Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Company and Parent Guarantor. In addition, and without limiting the foregoing, the Trustee is not charged with knowledge of the Merger Agreement or any terms thereof.

SECTION 3.3 Supplemental Indenture Controls. In the event of a conflict or inconsistency between any of the Indenture, the Notes or the Pledge and Escrow Agreement and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 3.4 Representations and Warranties. The Company and Parent Guarantor each represent that (a) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform its obligations under the Indenture, the Notes and the Pledge and Escrow Agreement, (b) it is a corporation organized and validly existing under the laws of the State of Delaware, (c) both before and immediately after giving effect to this Supplemental Indenture, no Default or Event of Default has or will have occurred or be continuing, and (d) this Supplemental Indenture is executed and delivered pursuant to Section 10.01 of the Indenture and does not require the consent of Holders.

SECTION 3.5 Governing Law. This Supplemental Indenture and any claim, controversy or dispute arising under or related to this Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Supplemental Indenture. Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

SECTION 3.7 Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture, the Notes and the Pledge and Escrow Agreement are hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. The Pledge and Escrow Agreement and this Supplemental Indenture shall be taken, read and construed as one and the same instrument.

SECTION 3.8 Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.9 No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan, or debt agreement other than the Indenture for purposes of the Notes. Any such indenture, loan, or debt agreement may not be used to interpret this Supplemental Indenture.

SECTION 3.10 Successors and Assigns. All covenants and agreements made by the Company and Parent Guarantor in this Supplemental Indenture shall be binding upon their respective successors and assigns, whether expressed or not.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

CYAN, INC.

By:	/s/ David M. Rothenstein
Name:	David M. Rothenstein
Title:	Senior Vice President, General Counsel and Secretary

CIENA CORPORATION

By:	/s/ David M. Rothenstein
Name:	David M. Rothenstein
Title:	Senior Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President

[Signature Page to Third Supplemental Indenture]